Exhibit 99.2

Contact:

James A. Coyne Vice Chairman and Chief Financial Officer Stoneleigh Partners Acquisition Corp. (203) 663-4200

FOR IMMEDIATE RELEASE

STONELEIGH PARTNERS ACQUISITION CORP.
COMPLETES INITIAL PUBLIC OFFERING

South Norwalk, CT, June 5, 2007 - Stoneleigh Partners Acquisition Corp. (AMEX: SOC.U) announced today that it consummated its initial public offering of 25,000,000 Units. Each Unit consists of one share of Common Stock and one Warrant. The Units were sold at an offering price of $8.00 per unit, generating gross proceeds of $200,000,000 to the Company. HCFP/Brenner Securities LLC and Pali Capital were co-managers for this IPO.

Simultaneously with the consummation of the IPO, the Company consummated the private sale (“Private Sale”) of 5,975,000 warrants (“Insider Warrants”), generating total proceeds of $4,450,000. The Insider Warrants were purchased by Gary D. Engle, JAC Opportunity Fund I, LLC (an affiliate of James A. Coyne, the Company’s Vice Chairman and Chief Financial Officer), Brian Kaufman, Jonathan Davidson and Milton J. Walters, five of the Company’s directors, officers and senior advisors. The Insider Warrants are identical to the Warrants included in the Units sold in the IPO except that if the Company calls the Warrants for redemption, the Insider Warrants may be exercisable on a cashless basis so long as such Warrants are held by the purchasers or their affiliates. The purchasers of the Insider Warrants have agreed that the Insider Warrants will not be sold or transferred by it until after the Company has completed a business combination.

The Company has placed in trust $198,400,000 (or approximately $7.94 per unit) of the net proceeds of the initial public offering, the Private Sale and a portion of the proceeds of the sale of 6,250,000 shares of Common Stock previously purchased by our officers, directors and senior advisors.

A copy of the prospectus may be obtained from HCFP/Brenner Securities LLC, 888 Seventh Avenue, New York, NY 10106 or Pali Capital at 650 Fifth Avenue, New York, NY 10019.

Audited financial statements as of June 5, 2007 reflecting receipt of the proceeds upon consummation of the initial public offering have been issued by the Company and will be included as Exhibit 99.1 to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

Stoneleigh Partners Acquisition Corp. was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. The Company’s efforts in identifying a prospective target business will not be limited to a particular industry.

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